Exhibit d 2 h

ECLIPSE FUNDS INC.

AMENDMENT TO THE AMENDED AND RESTATED SUBADVISORY AGREEMENT

This Amendment to the Amended and Restated Subadvisory Agreement, made as of the 26th day of February, 2010 (the “Agreement”), between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and MacKay Shields LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to an Amended and Restated Subadvisory Agreement, dated August 1, 2008, as amended (“Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect the removal of Intermediate Term Bond Fund and Short Term Bond Fund and name change for the 130/30 High Yield Fund.

NOW, THEREFORE, the parties agree as follows:

(i)	Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.
NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By: /s/ Stephen P. Fisher
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Vice President & Assistant	Title:	Senior Managing Director
General Counsel

MACKAY SHIELDS LLC

Attest:	/s/ Ellen Metzger	By:	/s/ Lucille Protas
Name:	Ellen Metzger	Name:	Lucille Protas
Title:	Senior Managing Director and General Counsel	Title:	Acting Chief Executive Officer

SCHEDULE A

(As of February 26, 2010)

As compensation for services provided by Subadvisor the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

FUND	ANNUAL RATE
High Yield Opportunities Fund * (formerly 130/30 High Yield Fund)	0.400%

The portion of the fee based upon the average daily net assets of the respective Fund shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Fund.

Payment will be made to the Subadvisor on a monthly basis.

* For certain Funds listed above, the Manager has agreed to waive a portion of each Fund’s management fee or reimburse the expenses of the appropriate class of the Fund so that the class’ total ordinary operating expenses do not exceed certain amounts.  These waivers or expense limitations may be changed with Board approval.  To the extent the Manager has agreed to waive its management fee or reimburse expenses, MacKay Shields, as Subadvisor for these Funds, has voluntarily agreed to waive or reimburse its fee proportionately.